Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

StoneX Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (2)	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,659,211	$94.75 (3)	$157,210,242.25 (3)	0.00014760	$23,204.23
Total Offering Amounts				-	$157,210,242.25	-	$23,204.23
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$23,204.23

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the 2022 Omnibus Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Represents shares of the Registrant’s Common Stock available for issuance after the date hereof under the 2022 Omnibus Incentive Compensation Plan.
(3)Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act. The maximum offering price per share is based on the average of the high and low selling prices per share of the Registrant’s Common Stock on November 1, 2023, as reported on the Nasdaq Global Select Market.